Exhibit 99.1

Company Contact:
Nicholas R. Schacht
President and CEO
(703) 709-9119
nick_schacht@learningtree.com

LEARNING TREE ANNOUNCES SECOND QUARTER 2008 RESULTS

Reston, VA — May 6, 2008—Learning Tree International, Inc. (NASDAQ: LTRE) announced today its revenues and results of operations for its second quarter and first six months of fiscal year 2008, which ended March 28, 2008. Revenues for the quarter ended March 28, 2008 were $39.2 million, a 4% increase from the same quarter of the prior year. Learning Tree reported income from operations for the quarter of $0.7 million, compared to $1.0 million for the same quarter of the prior year. Net income for the second quarter of fiscal 2008 was $1.3 million, compared with net income of $1.1 million for the second quarter of fiscal 2007. Earnings per share for the second quarter of fiscal 2008 were $0.08, compared with $0.07 for the same quarter of the prior year.

Revenues for the first six months of Learning Tree’s fiscal year 2008 were $90.1 million, compared with $80.3 million for the first six months of fiscal year 2007. Income from operations for the first six months of fiscal year 2008 was $9.2 million, compared with $7.1 million for the same period of the prior year. Net income for the first six months of fiscal 2008 was $7.2 million, compared to net income of $5.5 million for the same period in fiscal year 2007. Earnings per share for the first six months of fiscal year 2008 were $0.44, compared to $0.33 for the same period in the prior year. The accompanying Table 1 presents Learning Tree’s results of operations for the second quarter and the first six months of fiscal year 2008.

“We are pleased to have achieved continued revenue growth in our second quarter, and especially so in view of the timing of holidays and our 52/53-week accounting calendar which reduced the number of days available for training in the quarter by approximately 10% from last year,” commented Learning Tree President and CEO Nicholas R. Schacht. “We believe this reflects some initial results from our previously announced strategic growth initiatives, which are described in an audio/slide show available on our website at www.learningtree.com/investor. We are excited by the opportunities we perceive to continue to grow our revenues and profitability.”

Learning Tree International is a leading worldwide provider of vendor-independent education and training to IT professionals and managers in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, project management, leadership, communications, business analysis, and strategic business skills. Learning Tree also tests and certifies IT and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

- table follows -

[Table 1 - Summary consolidated financial statements and balance sheets]

Webcast

An investor conference call to discuss second quarter results is scheduled at 4:30 pm EDT May 6, 2008. Interested parties are invited to listen to the conference call by accessing the webcast live on Learning Tree’s website www.learningtree.com. The webcast will also be available at www.learningtree.com for replay.

Table 1

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 28, 2008	March 30, 2007	March 28, 2008	March 30, 2007
Revenues	$39,236	$37,631	$90,126	$80,345
Cost of revenues	17,709	17,235	38,040	35,587

Gross profit	21,527	20,396	52,086	44,758

Operating expenses:
Course development	2,574	1,911	4,646	3,784
Sales and marketing	10,519	9,985	21,062	19,289
General and administrative	7,745	7,456	17,211	14,546

Total operating expenses	20,838	19,352	42,919	37,619

Income from operations	689	1,044	9,167	7,139

Other income, net	1,518	893	2,439	2,084

Income before provision for income taxes	2,207	1,937	11,606	9,223
Provision for income taxes	874	790	4,378	3,771

Net income	$1,333	$1,147	$7,228	$5,452

Earnings per share - basic	$0.08	$0.07	$0.44	$0.33

Earnings per share - diluted	$0.08	$0.07	$0.44	$0.33

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	March 28, 2008	September 28, 2007
Cash and cash equivalents	$56,620	$49,732
Available for sale securities	2,225	38,775
Accounts receivable, net	20,333	19,398
Prepaid expenses and other	10,499	8,732
Income tax receivable	3,590	4,224

Total current assets	93,267	120,861
Available for sale securities	26,275	—
Equipment, long-term investments and other	53,312	43,115

Total assets	$172,854	$163,976

Accounts payable and accrued liabilities	$21,525	$26,708
Deferred revenues	51,839	50,216

Total current liabilities	73,364	76,924
Other	17,860	9,844

Total liabilities	91,224	86,768

Stockholders’ equity	81,630	77,208

Total liabilities and stockholders’ equity	$172,854	$163,976